Exhibit 3

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            SENECA FOODS CORPORATION

                              ---------------------
                            Under Section 805 of the
                            Business Corporation Law

     The undersigned, being the Secretary of SENECA FOODS CORPORATION, does hereby certify as follows:

     FIRST: The name of the Corporation is SENECA FOODS CORPORATION. The name under which the Corporation was formed is SENECA GRAPE JUICE CORPORATION.

     SECOND: The certificate of incorporation of the Corporation was filed by the Department of State on August 17, 1949.

     THIRD: The certificate of incorporation of the Corporation is hereby amended to authorize an amendment to the rights with respect to conversion of the fourth series of Class A Preferred Stock, which is designated Convertible Preferred Stock, Series 2003.

     To accomplish this, the following new subparagraph (8) hereby is added to
Article 4(d)(G)(vi)(d) of the certificate of incorporation:

     "(8) Notwithstanding anything herein to the contrary, no adjustment to the Conversion Price shall be made pursuant to subparagraphs (2) and (5), above, of this paragraph (vi)(d) of Article 4(d)(G) which will, either singly or after giving effect to any prior adjustments in the Conversion Price pursuant to the said subparagraphs (2) and (5), cause the total number of shares of Class A Common Stock issuable on conversion of shares of Series 2003 Preferred Stock to exceed 1,328,421 shares."

     FOURTH: This amendment of the Corporation's certificate of incorporation was authorized by the unanimous vote of the Directors at a meeting of the Board of Directors and by the written consent of the sole holder of 100% of the issued and outstanding shares of Convertible Preferred Stock, Series 2003.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed this 12th day of September, 2003 and affirms that the statements made herein are true under penalty of perjury.

                                               SENECA FOODS CORPORATION



                                       By:    /s/Jeffrey L. Van Riper
                                                 Jeffrey L. Van Riper, Secretary


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